Exhibit 10.9

PERPETUA RESOURCES CORP. AND PERPETUA RESOURCES IDAHO, INC. EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Perpetua Resources Corp., (the “Company”), Perpetua Resources Idaho, Inc., an Idaho corporation (the “Employer”) and Gregory A. Fontaine (the “Executive”), effective as of March 16, 2026 (the “Effective Date”).

WHEREAS, the Company desires to retain the Executive as its General Counsel, and the Employer desires to employ the Executive as its Senior Vice President and General Counsel, with the attorney-client relationship being among the Executive and the Company and its subsidiaries (including, without limitation, the Employer) and with the employer-employee relationship being solely between the Executive and the Employer; and

WHEREAS, the Executive desires to be employed by the Employer as its Senior Vice President and General Counsel and to serve as the General Counsel of the Company and its subsidiaries, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Employer and the Executive hereby agree as follows:

1.Employment and Duties.

(a)General. The Executive shall serve as General Counsel of the Company and its subsidiaries (including, without limitation, the Employer) and as a Senior Vice President of the Employer, reporting to the Chief Executive Officer of the Company and the Employer (the “CEO”). The Executive’s principal place of employment shall be Bloomington, Minnesota (the “Location”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, which primary duties and responsibilities shall be to provide legal services and advice to the Company and the Employer, as well as to any other subsidiaries of the Company. Executive shall perform such services on behalf of the Company and its subsidiaries, including the Employer, consistent with the business purposes of the Company and the Employer, as may be reasonably assigned to the Executive from time to time by the CEO, subject in all instances to applicable attorney ethical standards and requirements. The Executive shall perform his or her duties and responsibilities hereunder to the best of his or her abilities and in a diligent, trustworthy, business-like and efficient manner.

(b)Exclusive Services. For so long as the Executive is employed by the Employer and serves as the General Counsel of the Company and the Employer, the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Company and the Employer, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO, subject to applicable attorney ethical standards and requirements, and shall use the Executive’s best efforts to promote and serve the interests of the Company and the Employer, including its global reputation and social media footprint. Further, unless the Board of Directors of the Company (the “Board”) consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic, children sports organization or charitable boards or engage in charitable, pro bono, or public service activities without remuneration therefor; and (ii) wind-up affairs at the law firm at which he was previously a partner; provided that such activities pursuant to clauses (i) – (ii) do not contravene the first sentence of this Section 1(b).

(c)Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of the Company and its affiliates that is pre-existing or hereafter adopted by the Employer, the Company, or the Board or a duly authorized committee thereof; (ii) that any such cash-or equity-based incentive compensation granted on or after the Effective Date will be subject to any compensation recovery or recoupment policy applicable to executives of the Company and its affiliates that is pre-existing or hereafter adopted by the Board or a duly authorized committee thereof to adhere to the intent of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law, as advised to the Board in writing by the Company’s legal counsel; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2.Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue for a period of three (3) years, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the “Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Term shall automatically (and without any additional action) reset to an initial three (3) year period to begin the day immediately preceding consummation of a Change in Control (as defined in Section 4(b), below).

3.Compensation and Benefits. Subject to the provisions of this Agreement, the Company and/or the Employer, as applicable, shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)Base Salary. The Employer shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $400,000.00, payable in substantially equal installments at such intervals as may be determined by the Employer in accordance with the Employer’s then-current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the “Committee”) in the same and similar manner as the base salary is reviewed for other executive officers of the Employer, or in the absence of the Committee, the Board, based upon the Executive’s performance, not less often than annually during the Term beginning with 2027. To the extent Base Salary is increased, then the defined term “Base Salary” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(b)Annual Target Bonus. For each calendar year during the Term beginning with 2026, the Executive shall be eligible for a performance-based cash bonus pursuant to the Company’s annual bonus plan as then in effect, with a target of sixty percent (60%) of the Executive’s Base Salary (the “Annual Target Bonus”), with an actual bonus payout that ranges from 0% to 200% of the Annual Target Bonus. Such bonus will be (i) considered earned only if the Executive remains employed with the Employer on the date such bonus is paid and (ii) paid in the form of a lump sum cash payment no later than March 31st of the calendar year that immediately follows the calendar year to which the bonus relates.

(c)Annual Equity Awards. Unless otherwise determined by the Board or the Committee, the Executive shall be eligible for an annual equity award under the Company’s Long-Term Incentive Plan (“LTIP”) or any successor plan providing for long-term equity awards, subject to the terms and conditions set forth in the applicable incentive plan or award agreement(s) (e.g., vesting, acceleration, restrictive covenants, and other market-based terms for this role), having a grant date fair market value (as determined by the Committee) equal to 125% of the Executive’s Base Salary, with the target and the range of eligible compensation being set by the Committee in a manner that is consistent with the process and setting of the targets for other similarly situated officers of the Company and/or the Employer. For 2026, and as an inducement for the Executive to accept the position and enter into this Agreement, the Executive shall be eligible for a catch-up grant under the LTIP equal to the grant Executive would have received if he had been employed under the terms of this Agreement on January 1, 2026, which award shall be granted as soon as practicable after the date of this Agreement.

(d)Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Employer may offer to its executives of like status from time to time, and as may be amended from time to time. The Executive is entitled to 20 business days per calendar year of paid time off and vacation, in addition to the Employer’s annual vacation and PTO days recognized as national holidays, subject to the Employer’s policies applicable to all employees.

(e)Expenses. The Executive shall be entitled to reimbursement of business expenses from the Employer that are incurred in the ordinary course of business, including without limitation expenses necessary to maintain Executive’s professional licensure to practice law.

(f)Indemnification. The Company shall maintain D&O coverage, which shall include coverage for Executive’s duties as an attorney representing the Company and its subsidiaries and shall also include coverage for any of non-attorney duties of Executive. The Company shall also purchase and maintain, at its own expense, an Employed Lawyers Professional Liability insurance policy covering the Executive for claims arising out of the performance of legal services pursuant to this Agreement. The policy limits and coverage terms of such Employed Lawyers Professional Liability insurance policy shall be reasonable and customary for general counsel (or equivalent roles) at companies of similar size and industry. To the fullest extent permitted by the indemnification provisions of the Notice of Articles and Articles of the Company

(except to the extent limited or prohibited under the Business Corporations Act (British Columbia)) and the Articles of Incorporation and Bylaws of the Employer (as applicable) in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company and the Employer shall (i) indemnify the Executive, as an officer and general counsel of the Company and the Employer or a trustee or fiduciary of an employee benefit plan of the Company or the Employer against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer, and/or general counsel of the Company or the Employer or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company or the Employer, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer or general counsel of the Company, the Employer or a trustee or fiduciary of such employee benefit plan. Consistent with the Company maintaining directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies) in place covering individuals who are current or former officers or directors of the Company or the Employer, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company or the Employer while the Executive is employed with the Employer and thereafter until the sixth anniversary of the Executive’s termination date. Similarly, with respect to the above-referenced Employed Lawyers Professional Liability insurance policy, the Executive shall be entitled to such coverage thereunder while the Executive is employed with the Employer and thereafter until the sixth anniversary of the Executive’s termination date. Notwithstanding the foregoing, the indemnity provided for in this Section 3(f) will only be available if the Executive was acting honestly and in good faith with a view to the best interests of the Company and applicable attorney ethical standards and requirements in relation to the subject matter of the threatened, pending, or completed action, suit or proceeding; and in the case of a proceeding that is not a civil action or proceeding, the Executive had reasonable grounds for believing that the Executive’s conduct in respect of such action/proceeding was brought was lawful and in conformance with the applicable attorney ethical standards and requirements.

4.Rights Upon a Termination of the Executive’s Employment.

(a)Termination of Employment by the Employer for Cause or by the Executive Without Good Reason. If the Executive’s employment with the Employer is terminated by the Employer for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Employer: (i) any unpaid Base Salary accrued through the termination date; (ii) a lump sum payment for any accrued but unused vacation pay; (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company or the Employer during the Term (collectively, such (i) through (iv) being the “Accrued Rights”).

(i)For purposes of this Agreement, the term “Cause” shall mean a termination by the Employer of the Executive’s employment with the Employer because of: (A) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any of its subsidiaries or affiliates or otherwise impair or impede any of their operations; (C) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of U.S. federal or applicable Canadian securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (D) the Executive’s material breach of a written policy of the Company or the Employer or the rules of any governmental or regulatory body applicable to the Company or the Employer that is or could be injurious to the Company or any of its subsidiaries or affiliates, or the Executive’s material breach of this Agreement; (E) the Executive’s willful and repeated refusal to follow the lawful and reasonable directions of the CEO, specifically related and relevant to the Executive’s duties under Section 1(a) of this Agreement; or (F) any other willful misconduct by the Executive which is materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice (in accordance with Section 4(g), below) of its intention to terminate the Executive’s employment with the Employer for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Employer is terminated without Cause, the Company and the Employer shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidence supports such an action.

(ii)For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Base Salary and incentive compensation opportunity, the latter being considered in the aggregate; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to the Executive as of the Effective Date; (C) the Company or the Employer requiring the Executive to be based at any office or location more than fifty (50) miles from the Location without the Executive’s consent; or (D) a material breach by the Company or the Employer of any term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Company in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control or to have the Term renewed immediately prior to such Change in Control in accordance with the last sentence of Section 2, above. No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the Board written notice (in accordance with Section 4(g), below) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.

(b)Termination of Employment by the Employer without Cause or by the Executive for Good Reason or Due to the Executive’s Disability not in Connection with a Change In Control. If the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason or due to the Executive’s Disability, in either case, other than within the twenty-four (24) month period following a Change in Control and the twelve (12) month period immediately preceding a Change in Control (the “Protection Period”), then the Executive shall receive the following from the Company or the Employer (as applicable): (i) the Accrued Rights; (ii) a lump sum cash payment from the Employer equal to one times (1x) Base Salary and one times (1x) Annual Target Bonus; (iii) vesting acceleration of outstanding equity awards as follows: (A) for equity awards with only time-based vesting schedules, full acceleration of vesting; and (B) for equity awards with performance-based vesting schedules, full acceleration of vesting as though target levels were achieved; (iv) a lump sum cash payment from the Employer equal to twelve (12) months’ worth of the monthly premium payment to continue the Executive’s existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated at such levels that exist at the time of such termination of employment and without regard to whether the Executive actually elects such continuation coverage (the “COBRA Benefits”) (collectively, (ii) through (iv) being the “Involuntary Termination Severance Benefits”). To the extent payable in cash, the Involuntary Termination Severance Benefits shall be paid to the Executive in a lump sum within the timing requirements set forth in Section 4(f), below. For purposes of this Section 4(b), the term “Disability” shall mean either: (x) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (y) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Participants of the Employer; or (z) the Executive is determined by the Social Security Administration to be disabled.

(i)For purposes of this Agreement, the term “Change in Control” shall mean the consummation of any of the following events, as determined in the sole and absolute discretion of the Board:

(A)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, acquires securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (including, by way of example, if a person currently is the beneficial owner with respect to 30% of the Company’s securities, and such person becomes the beneficial owner with respect to an additional 20% of the Company’s securities);

(B)The sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction under Sections 355 or 368 of the Internal Revenue Code of 1986, as amended (the “Code”), directly or indirectly, of such assets to the Company’s shareholders;

(C)A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the members of the Board are Incumbent Directors. For this purpose, “Incumbent Directors” are members of the Board who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but does not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board); or

(D)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c)Change in Control; Termination of Employment Related to a Change in Control.

(i)Upon consummation of a Change in Control, all of the Executive’s then unvested outstanding equity awards shall become fully vested, with performance-based vesting awards becoming vested at target levels (as reasonably determined by the Committee).

(ii)If a Change in Control of the Company is consummated and the Executive’s employment with the Employer is terminated by the Company or the Employer (or any successor thereto) without Cause during the Protection Period, or by the Executive for Good Reason during the Protection Period, or upon a failure of the Company or the Employer (or any successor or acquirer to the Company) to renew the Term (in contradiction of the last sentence of Section 2, above), then the Executive shall receive the following from the Company or the Employer (as applicable): (A) the Accrued Rights; (B) a lump sum cash payment from the

Employer equal to two times (2x) Base Salary; (C) a lump sum cash payment from the Employer equal to two times (2x) the greater of (y) the most recent paid annual bonus and (z) the Annual Target Bonus; (D) full vesting acceleration of all unvested outstanding equity awards, with performance-based vesting awards becoming vested at target levels (as reasonably determined by the Committee); and (E) the COBRA Benefits (collectively, (B) through (E) being the “Change in Control Severance Benefits”). To the extent payable in cash, the Change in Control Severance Benefits shall be paid to the Executive by the Employer in a lump sum payment within the timing set forth in Section 4(f), below.

(d)No Continued Benefits Following Termination; Termination Due to Death. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company or the Employer, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Employer under the terms of this Agreement. Additionally, and notwithstanding anything in this Agreement to the contrary, a termination of the Executive’s employment with the Employer due to the Executive’s death shall not entitle the Executive (or his or her estate or heirs) to any severance benefits under this Agreement except for the Accrued Rights and rights the Executive has pursuant to his or her equity incentive awards.

(e)Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment with the Employer for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company and the Employer, unless mutually agreed upon by the Executive and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company and/or the Employer. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f)Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, neither the Company nor the Employer shall make or provide the Involuntary Termination Severance Benefits or the Change in Control Severance Benefits (collectively, the “Severance Benefits”) under this Section 4, unless the Executive timely executes and delivers to the Company or the Employer a general release (which shall be provided by the Company or the Employer not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the “Waiver and Release”), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(f) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release straddles two (2) calendar years, then the Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(g)Notice of Termination. Any termination of employment by the Company, the Employer or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Company or the Employer for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive, the Company, or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive, the Company, or the Employer, respectively, hereunder or preclude the Executive, the Company or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s, the Company’s or the Employer’s rights hereunder.

5.Confidentiality, Non-Compete and Intellectual Property. The Confidentiality, Non-Compete, and Intellectual Property Agreement attached hereto as Exhibit B is incorporated into this Agreement by reference, as will any subsequently amended or restated versions (the “Restrictive Covenants”). As a condition to continued employment, the Executive shall execute any standard revisions to such document. Any breach (or threatened breach) by the Executive of the Executive’s obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6.Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or the Employer or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company or the Employer and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)Any reimbursement of any costs and expenses by the Company or the Employer to the Executive under this Agreement shall be made by the Company or the Employer, as applicable, in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8.Miscellaneous.

(a)Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company and the Employer in the defense of any claims or actions that may be made by or against the Company, its subsidiaries or its affiliates that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company, its subsidiaries or its affiliates in such claim or action. The Company and the Employer (as applicable) agree to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Employer, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a).

(b)Mutual Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of their respective directors, officers or employees (except that the foregoing shall not prohibit the Executive from making factually accurate disclosures to SEC or any other governmental entity required by applicable law or attorney ethical standards or requirements). Additionally, the Board and the Employer agree to direct members of the Board and officers and employees of the Company and/or its subsidiaries, as applicable, pursuant to a resolution, to not make any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive (except that the foregoing shall not prohibit the Company nor the Employer from making factually accurate disclosures with the SEC and any other governmental entity).

(c)Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company or the Employer may make to aid the Company or the Employer (as applicable) in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Company or the Employer.

(d)Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f)Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Idaho, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Ada County, Idaho, for the purposes of any proceeding arising out of or based upon this Agreement. Except as otherwise required by law or legal process, in the event of a dispute between the parties under this Agreement, the parties hereto agree to enter non-binding mediation in good faith prior to initiating a lawsuit or other legal action.

(g)Binding Arbitration. The Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in Boise, Idaho in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and the Executive shall equally share the legal costs and expenses of such arbitration; provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j)No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. The Company shall cause any successors to all or substantially all of the Company’s assets to expressly assume this Agreement.

(k)Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l)Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Perpetua Resources Corp.
405 S. 8th Street, Suite 201
Boise, Idaho 83702
Attn: Jon Cherry

With a Copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Joanna Enns & Anthony Eppert

If to the Employer:	Same as the Company, above

If to the Executive:	Gregory A. Fontaine
[***]

(m)Withholding of Taxes. The Employer may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n)Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o)Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q)Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(f) (“Indemnification”), Section 4 (“Rights Upon a Termination of the Executive’s Employment”), Section 5 (“Confidentiality, Noncompete and Intellectual Property”) and its corresponding Exhibit B, Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(e) (“Entire Agreement”), Section 8(f) (“Governing Law/Venue”), Section 8(g) (“Binding Arbitration/Equitable Remedies”), Section 8(k) (“Successors/Binding Agreement”), and Section 8(l) (“Notices”).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

PERPETUA RESOURCES CORP.		EXECUTIVE
The “Company”

By:	/s/ Jonathan Cherry	/s/ Gregory Fontaine
Gregory A. Fontaine
Its:	Chief Executive Officer
		Date:	March 15, 2026
Date:	March 15, 2026

PERPETUA RESOURCES IDAHO, INC.
The “Employer”

By:	/s/ Jonathan Cherry

Its:	Chief Executive Officer

Date:	March 15, 2026

Attachments:

Exhibit A:	FORM OF WAIVER AND RELEASE

Exhibit B:	RESTRICTIVE COVENANTS AGREEMENT

EXHIBIT B

PERPETUA RESOURCES IDAHO, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

PERPETUA RESOURCES CORP. AND PERPETUA RESOURCES IDAHO, INC.
RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (this “Restrictive Covenants Agreement”) is made and entered into by and between Perpetua Resources Corp. and Perpetua Resources Idaho, Inc., including all of their affiliates and subsidiaries (collectively, the “Company”, provided, however, that the employment relationship shall be solely between Employee and Perpetua Resources Idaho, Inc.) and Gregory A. Fontaine (“Employee”), collectively referred to as the “Parties” and individually each referred to as “Party,” effective as of March 16, 2026 (the “Effective Date”). When the context requires, references to the Company shall include the Company’s Affiliates. In consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.Definitions. As used within this Restrictive Covenants Agreement, the following definitions will apply:

(a)“Affiliates” means (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, or (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(b)“Business” means the business of mineral exploration and development.

(c)“Competitive Business” means any Person, and any parent, subsidiary, partner, agent, or Affiliate of any Person, that engages in, or plans to become engaged in, the Business.

(d)“Confidential Information” means information of any kind, nature, or description, that (i) relates to the Company’s business or the business of the Affiliates, (ii) provides the Company or Affiliates economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by Employee as a direct or indirect result of, or during the course of, Employee’s employment with the Company. Confidential Information includes, but is not limited to, the Company’s trade secrets, Affiliates’ trade secrets, and intellectual property and may also relate to, without limitation: any customer; business, merchandise, or marketing procedures, processes, and services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling; engineering; employees; training; business practices; acquisitions; potential acquisitions; customer lists; customer contact lists; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures or manuals; policies; the prices the Company obtains or Affiliates obtain or have obtained or at which they sell or have sold their services or products; or the name of the Company’s or Affiliates’ personnel and those to whom the personnel report. For purposes of this Agreement, however, Confidential Information shall not include (i) any information known or in possession of Employee prior to their employment with the Company, (ii) any information in the public domain provided that such disclosure to the public is through no direct or indirect fault of Employee of person(s) acting on Employee’s behalf, and (iii) any information that cannot be legally protected as confidential or proprietary under applicable law.

(e)“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

2.Covenants of the Company. Employee acknowledges that the Company is engaged in the Business and, on an ongoing basis, receives, creates, and maintains highly confidential third-party and proprietary information. During the employment relationship that is continued because of this Restrictive Covenants Agreement, the Company will provide Employee with access to ongoing and new (i) Confidential Information and access to such information, (ii) specialized training, including self-study materials and course work, classroom training, on-line training, on-the-job training, or instruction as to the Company’s products, services, operations, and methods of protecting Confidential Information, and/or (iii) goodwill support such as expense reimbursements in accordance with the Company’s policies, Confidential Information related to the Company’s current and prospective clients, customers, and business associates, or contact and relationships with current and potential clients, customers, and business associates, to help Employee develop goodwill for the Company. The foregoing is not contingent upon continued employment of Employee for any length of time, but is contingent upon Employee not working for or assisting a Competing Business and is contingent upon Employee’s full compliance with the restrictions contained within Sections 3, 4 and 5 of this Restrictive Covenants Agreement. Employee specifically acknowledges that the items described in (i), (ii), and (iii) above will be items that Employee has not previously been given and that Employee would not be given but for the execution of this Restrictive Covenants Agreement.

3.Covenants of Employee.

(a)Confidentiality. Employee agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, Employee agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any other way that harms the Company or diminishes the value of the Confidential Information to the Company. Employee also agrees to use the specialized training, goodwill, and contacts developed with the Company’s customers and contractors for the exclusive benefit of the Company, and agrees not to use these items at any time in a way that would harm the business interests of the Company. Notwithstanding the foregoing, nothing in this Restrictive Covenants Agreement prohibits Employee from comply with attorney ethical standards and requirements, communicating with an appropriate governmental agency or entity regarding a possible violation of any applicable law or regulation, or making disclosures that are protected under any whistleblower provisions of law or regulation. Importantly, Employee is encouraged to communicate any such concerns directly with the Company.

(b)Settlement of Rights. In exchange for the foregoing and the additional terms agreed to in this Restrictive Covenants Agreement, Employee agrees that (i) he is being

Exhibit B-2

provided with access to Confidential Information, specialized training, and the Company’s goodwill with its customers and other persons, to which he has not previously been entitled, (ii) all goodwill developed with the Company’s clients, customers, and other business contacts by Employee during past employment with the Company are the exclusive property of the Company, and (iii) the Confidential Information and specialized training received by Employee during any past employment with the Company will be used only for the benefit of the Company. Employee waives and releases any claim that Employee should be able to use, for the benefit of any competing person or entity, client, and customer goodwill, specialized training, or Confidential Information that was previously received or developed by Employee while working for the Company.

(c)Goodwill with Customers. Employee acknowledges that the Company and the Affiliates have lasting relationships with their customers and own the goodwill in Employee’s relationships with customers that Employee will or has developed or maintained in the course and scope of Employee’s employment with the Company. If Employee owned goodwill in a relationship with a customer when Employee commenced employment with the Company, then Employee hereby assigns any and all such goodwill to the Company, and the Company will become the owner of such goodwill.

(d)The Company’s Property. All documents and things provided to Employee by the Company or its Affiliates for use in connection with Employee’s employment, or created by Employee in the course and scope of Employee’s employment with the Company, are the property of the Company or its Affiliates and will be held by Employee as a fiduciary on behalf of the Company. Immediately upon termination of Employee’s employment - without the requirement of a prior demand by the Company - Employee will surrender to the Company all such documents and things, together with all copies, recording abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things and the information they contain.

(e)Duty of Loyalty. Employee understands that by virtue of employment with the Company, Employee owes the Company a duty of loyalty and agrees to treat all Confidential Information, training, relationships with customers, goodwill, and property entrusted to Employee as a fiduciary. Employee agrees to use such training and maintain and protect such Confidential Information, customer relationships, goodwill, and property solely for the Company’s benefit. Employee further agrees that nothing in this Restrictive Covenants Agreement will limit, in any way, the fiduciary duties that Employee owes to the Company under any applicable law, apart from this Restrictive Covenants Agreement. Notwithstanding the foregoing, the Company and Employee acknowledge and agree that nothing in this Section 3 is intended to alter, restrict, or otherwise affect any of the attorney ethical standards and requirements applicable to Employee.

4.Non-Competition and Non-Solicitation. To the extent they are permitted by applicable law, Employee agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Restrictive Covenants Agreement, including those contained in Section 3 of this Restrictive Covenants Agreement.

Exhibit B-3

(a)Non-Competition. Employee agrees that while employed by the Company and for one (1) year after the last day of employment, regardless of the reason for termination of employment, Employee will not directly or indirectly be employed by, supervise, assist, perform services, work or otherwise engage in activities for a Competitive Business in any capacity within Valley County and Adams County, Idaho. Employee may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)Non-Solicitation of Employees and Contractors. Employee agrees that while employed by the Company and for one (1) year after the last day of employment, regardless of the reason for termination of employment, Employee will not directly or indirectly solicit, cause to be solicited, assist, or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with the Company or to breach that person’s employment conditions or contract with the Company. Further, Employee agrees that that while employed by the Company and for one (1) year after the last day of employment, regardless of the reason for termination of employment, Employee will not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting or soliciting, any individual who was an employee or contractor of the Company at any time within the last 365 days of Employee’s employment with the Company.

(c)Early Resolution Conference. This Restrictive Covenants Agreement is understood to be clear and enforceable as written and is executed by both Parties on that basis. However, should Employee later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity in which Employee intends to engage, Employee will first notify the Company in writing and meet with the Company’s representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the Parties. Employee will provide this notification at least fourteen (14) days before Employee engages in any activity on behalf of a Competitive Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement will waive Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of this Restrictive Covenants Agreement and its restrictions at a later time. All rights of both Parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference. Employee further agrees that during the term of the restrictions in Sections 4(a) and 4(b) of this Restrictive Covenants Agreement, Employee will promptly inform the Company in writing of the identity of any new employer, the job title of Employee’s new position, and a description of any services to be rendered to that employer; and, if the new employer is a Competitive Business, will communicate Employee’s obligations under this Restrictive Covenants Agreement to each new employer, which will include providing each new employer with a copy of this Restrictive Covenants Agreement.

5.Non-Disparagement. Employee agrees that at no time during or after the termination of Employee’s employment shall Employee make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is

Exhibit B-4

otherwise critical of, the reputation, business or character of the Company or its Affiliates or any of their respective directors, officers, contractors or employees.

6.Survival/Enforcement of Restrictive Covenants.

(a)Survival of Covenants. This Restrictive Covenants Agreement will survive the termination of Employee’s employment with the Company. In the event an enforcement remedy is obtained under Sections 4(a) and 4(b) of this Restrictive Covenants Agreement, the periods of time provided in Sections 4(a) and 4(b) of this Restrictive Covenants Agreement will be extended by one day for each day Employee is judicially determined to have failed to comply with the restriction at issue.

(b)Remedies. In the event of breach or threatened breach by Employee of any provision of Sections 3 or 4 of this Restrictive Covenants Agreement, the Company will be entitled to seek (i) injunctive relief by temporary restraining order, temporary injunction, or permanent injunction; (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief; (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary costs and damages which the Company may incur as a result of any such breach or threatened breach; and (iv) applicable only to a breach by Employee of Section 4(a) (as determined by the Company), a recoupment of any and all severance monies previously paid by the Company or any of its Affiliates to Employee pursuant to any agreement of employment or severance by and between the Company or any of its Affiliates and Employee, and a cessation of all unpaid and future payments regarding the same. An agreed amount for the bond to be posted if an injunction is sought by the Company is Five Hundred Dollars ($500). The Company may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

7.Miscellaneous.

(a)Notices. All notices provided for by this Restrictive Covenants Agreement will be given in writing and will be deemed effective upon personal delivery or five (5) days after deposit with a national postal system or, if sent via overnight delivery, one (1) day after deposit with an established overnight delivery system such as Federal Express. Notice will be addressed in accordance with the following:

If to Employee/Consultant:	If to the Company:

[To the address on file]	Perpetua Resources Idaho, Inc.
405 South 8th Street, Suite 201
Boise, Idaho 83702
Attn: Board of Directors
of Perpetua Resources Corp.
Cc: Chief Executive Officer

Exhibit B-5

(b)Entire Agreement/Amendment. The restrictive covenants in this Restrictive Covenants Agreement are in addition to, and do not supersede, any restrictive covenants set forth in any written agreement between Employee and the Company, its Affiliates, successors or predecessors. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Restrictive Covenants Agreement can be made unless they are in writing and signed by both the Company and Employee.

(c)Parties Bound. This Restrictive Covenants Agreement and the rights and obligations under it will be binding upon and inure to the benefit of the Company, Employee, and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee may not assign any rights or obligations under this Restrictive Covenants Agreement without the express written consent of the Company.

(d)Invalid Provisions. If any provision of this Restrictive Covenants Agreement is held to be illegal, invalid, or unenforceable, such provision will be fully severable; this Restrictive Covenants Agreement will be construed and enforced without such illegal, invalid, or unenforceable provision, and the remaining provisions in this Restrictive Covenants Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any of the restrictions in Sections 3, 4 or 5 of this Restrictive Covenants Agreement are deemed unenforceable as written, the Parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the Parties and to provide effective protection for the Company’s goodwill, specialized training, Confidential Information, and other business interests.

(e)Waiver. Any waiver by the Company of a breach of any provision of this Restrictive Covenants Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of this Restrictive Covenants Agreement will not operate or be construed as a waiver by the Company of any different or subsequent breach of this Restrictive Covenants Agreement by Employee.

(f)Governing Law and Venue. It is the intention of the Parties that the laws of Idaho should govern the validity of this Restrictive Covenants Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that the State of Idaho has a compelling state interest in the subject matter of this Restrictive Covenants Agreement, and that Employee has or will have regular contact with the State of Idaho in the performance of this Restrictive Covenants Agreement. The agreed upon venue and personal jurisdiction for the Parties on any claims or disputes under this Restrictive Covenants Agreement is the United States District Court covering Ada County (or should such court lack jurisdiction to hear such action, suit, or proceeding, in a Idaho state district court located within Ada County).

(g)Not a Contract of Employment or Other Engagement. The terms and conditions of this Restrictive Covenants Agreement will not be deemed to constitute a contract of employment between the Company and Employee. Any such employment is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or for no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this

Exhibit B-6

Restrictive Covenants Agreement will be deemed to give Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge Employee at any time.

(h)Section Headings. The headings contained in this Restrictive Covenants Agreement are for reference only and do not affect in any way the meaning or interpretation of this Restrictive Covenants Agreement.

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Exhibit B-7

IN WITNESS WHEREOF, the parties hereto have duly executed this Perpetua Resources Corp. and Perpetua Resources Idaho, Inc. Restrictive Covenants Agreement effective as of the Effective Date.

PERPETUA RESOURCES CORP.		PERPETUA RESOURCES IDAHO, INC.

By:	/s/ Jonathan Cherry	By:	/s/ Jonathan Cherry

Its:	Chief Executive Officer	Its:	Chief Executive Officer

Date:	March 15, 2026	Date:	March 15, 2026

EMPLOYEE:

/s/ Gregory A. Fontaine

Gregory A. Fontaine

		Date:	March 15, 2026

Exhibit B-8